Exhibit 2.1

EXECUTION COPY

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT 2.1 BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] DENOTES INFORMATION THAT HAS BEEN OMITTED.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 20, 2021, is entered into between B4C, LLC, a Ohio limited liability company (“Seller”), and SINTX Technologies, Inc., a Delaware corporation (“Buyer”) (collectively “Parties” and individually “Party”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns or controls certain assets useful in the design, manufacture and commercialization of ceramic plates and tiles for use as ballistic armor in military and civilian applications (the “Business”);

WHEREAS, the Business is not an on-going business and currently is without customers or prospective customers, and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) The equipment, furniture, fixtures, machinery, tools, supplies, and other tangible personal property (the “Tangible Personal Property”) set forth on Section 1.01(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories, including Seller’s entire inventory of raw materials, intermediate materials, ceramic body armor, unfinished and finished goods of all ceramic armor, and all related components, specific to the manufacture of boron carbide ceramic parts. (“Inventory”) set forth on Section 1.01(b) of the Disclosure Schedules attached hereto;

1

(c) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(c) of the Disclosure Schedules attached hereto. The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(d) Vendor lists, addresses, email addresses and related records, set forth in Section 1.01(d) of the Disclosure Schedules;

(e) All intellectual property owned by Seller and used in connection with the Business (e.g., any rights, title, and interest, worldwide, in any copyright, patent, trademark, trade secret, know-how, product test data (i.e., ballistics, strength, etc.), study results, and the like, including any comparable or counterpart asset in a foreign jurisdiction) (collectively, the “Intellectual Property”), as set forth in Schedule 1.01(e) of the Disclosure Schedules, it being understood the Seller does not now own any patents related to the manufacture of boron carbide ceramic parts and any Intellectual property will be in the form only of proprietary information of Seller transferred to Buyer. Subject to the covenants set forth in Sections 5.01 and 5.02, Intellectual Property does not include any copyright, patent, trademark, invention, trade secret, know how, product or proprietary information developed by John Prikkel or any Affiliate of Seller after Closing.

(f) The name “B4C,” as listed in Seller’s Articles of Formation, if transferable, and Seller will amend its Articles of Formation promptly following Closing to change its name and shall cease using the name “B4C” in any manner;

(g) Sales and Marketing Materials; if any, since January 1, 2019 and

(h) Since January 1, 2019, originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”), provided, Seller is only obligated to provide those Books and Records which exist and are in Seller’s control or possession, provided however, such Books and Records are limited to those items set forth in Schedule 1.01(h) of the Disclosure Schedules.

2

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller set forth in Schedule 1.03 (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing;

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $2,750,000 (the “Purchase Price”). Payment of the Purchase Price shall occur as follows:

(a) $2,500,000 payable at Closing; and

(b) $250,000 payable upon completion of Tech Transfer and confirmation that Seller has changed its business name to remove reference to “B4C”, which will be considered complete when all of the following conditions are met:

(i) [***]

(ii) [***]

(iii) [***]

(iv) [***]

(v) [***]

3

(vi) Seller shall deliver to Buyer a copy of its amendment to its Articles of Formation changing its name to remove reference to “B4C”, which delivery of the amendment shall also include information from the requisite regulatory authority confirmatory that the name change has been filed and accepted.

(c) In the event the Tech Transfer does not timely occur due to Buyer’s failure to cooperate with Seller, then the payment due by Buyer to Seller pursuant to this Section 1.04 shall remain due and payable to Seller. Interest shall accrue to the benefit of Seller on any unpaid balance of what Buyer owes Seller pursuant to this Section 1.04.

(d) Buyer shall pay the Purchase Price by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer.

Section 1.05 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.05 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1.05 of the Disclosure Schedules, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule. The Parties agree for all tax reporting purposes (including, but not limited to IRS Form 8594 (Asset Acquisition Statement)) to report the transactions in accordance with the Allocation Schedule and shall not take any actions inconsistent therewith. Buyer and the Seller shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price, if any.

Section 1.06 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Buyer or Seller may elect to terminate this Agreement by giving written notice to the Seller on or before five (5) Business Days prior to the Closing, in which case the Parties shall have no further obligations to each other except as set forth in Section 5.01 and Article VII.

4

ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts, and if electronic, followed by the exchange of original documents), July 20, 2021 at 11:00 AM ET, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale substantially in the form of Exhibit A attached hereto (the “Bill of Sale, Assignment and Assumption Agreement”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer, effective as of the assignment to and assumption by the Buyer of the Assigned Contracts;

(ii) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, Assignment and Assumption Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(iii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(iv) Good Standing Certificate issued by the Secretary of State of Ohio, dated within ten (10) days of the Closing Date, certifying that Seller is in good standing in the state of Ohio.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the $2,500,000 of Purchase Price as provided above;

(ii) Good Standing Certificate issued by the Delaware Secretary of State dated within ten (10) days of the Closing Date certifying Buyer is in good standing in the state of Delaware.

(iii) Transaction Documents duly executed by Buyer,

(iv) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

5

(c) Key Employees. Each of [***] shall at the Closing have entered into employment or consulting agreements with Buyer on terms mutually agreeable to Buyer and said individuals; provided however, the consulting agreements will not require said individuals to devote their full time and attention to the Business, nor shall said individuals be precluded from performing services to any other entity not in contravention of the Article V below.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Ohio. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a Party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a Party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a Party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any Party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a Party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

6

Section 3.03 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business for which Buyer is responsible which currently encumbers or may reasonably encumber the Purchased Assets.

Section 3.04 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other Party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.05 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.06 Condition and Sufficiency of Assets. The Purchased Assets are being purchased in their “as is where is” condition with no representations or warranties as to its conditions, except as set forth in Section 3.05.

Section 3.07 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action. [***]

(b) Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.08 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.09 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed, or extensions for filing will be timely obtained. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

7

Section 3.10 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a Party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a Party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a Party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

8

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, for a period of two (2) years after Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable commercial efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of 4 years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in design, manufacture or sale of ceramic armored plates] (the “Restricted Business”) in the United States (the “Territory”); (ii) have an interest in any Person (except any entity in which Seller or its Affiliates own less than 5% of the equity interests) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee. Notwithstanding anything herein to the contrary, nothing shall prohibit Seller or its Affiliates from employing or contracting at any time with those persons identified in Section 2.02(c) above, so long as Section 5.02(a) is complied with. For clarity, Restricted Business shall not include the design, sale and/or manufacture of armor from composite materials which do not include ceramic materials.

9

(c) Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. The Parties shall co-operate on the draft of a press release or other form of public announcements in respect of this Agreement and the transactions contemplated hereby, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.05 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

10

ARTICLE VI
Indemnification

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of twelve (12) months with respect to the Purchased Assets.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this Article VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, (but excluding punitive, special or and consequential damages, lost profits or diminution in value) (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing.

(d) The Losses set forth in this Section 6.02(a) shall be limited to $250,000.00 (the “Cap”), except for Fraud, which shall be limited to the Purchase Price.

11

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article , Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

(d) the Losses set forth in this Section 6.03(a) shall be limited to the Cap except for Fraud, which shall be limited to the Purchase Price.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Cumulative Remedies. The rights and remedies provided in this Article VI are the sole and exclusive remedies of the Parties hereto.

Section 6.06 Fraud and Knowledge. For purposes of this Agreement, Fraud shall mean instances where an individual listed in in the definition of “Knowledge” actually knew or, but for intentionally avoiding Knowledge (or with such complete disregard and recklessness as to whether it is true or false that knowledge may be inferred), would have known (at the time that the representation or warranty was made) that the Company and its Affiliates were deliberately making an untrue representation or warranty with the intent to deceive and induce reliance upon such representation and warranty (it being understood that the intent of the foregoing is not to convert a contract claim into a tort claim). For purposes of this Agreement, Knowledge shall mean of the Company and its Affiliates or any similar phrases shall mean the actual knowledge of John Prikkel.

12

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section ):

If to Buyer:	SINTX Technologies, Inc. 1885 West 2100 South Salt Lake City, UT 84119 Email: [***] Attention: David O’Brien, COO

with a copy to:	Life Science Law, PC [***] South Jordan, UT 84009 Email: [***] Attention: Kevin Ontiveros

If to Seller:	[***] [***] Facsimile: [FAX NUMBER] Email: [***] Attention: John Prikkel

with a copy to:	Coolidge Wall, Co. L.P.A. 33 West First Street, Suite 200 Dayton, OH 45402 Email: [***] Attention: Sam Warwar

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, provided however, Buyer may assign its interests in this Agreement to its wholly-owned subsidiary without Seller’s written consent prior to Closing, so long as such assignment is not to an entity with a financial condition less favorable than Buyer’s. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted only in the federal courts of the United States of America located in the city of Columbus and county of Franklin, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

14

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Signature Pages Follow

15

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: B4C LLC By its Sole Member JOHN PRIKKEL III REVOCABLE TRUST SEPTEMBER 29, 2015, AS AMENDED DECEMBER 17, 2018

By:	/s/ John Prikkel, III, Trustee
John Prikkel, III, Trustee

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:
SINTX TECHNOLOGIES, INC.

By:	/s/ B. Sonny Bal
B. Sonny Bal Chief Executive Officer

Signature Page to Asset Purchase Agreement

DISCLOSURE SCHEDULES

Section 1.01(a) Tangible Personal Property

Section 1.01(b) Inventory

Section 1.01(c) Assigned Contracts

Section 1.01(d) Vendor List

Section 1.01(e) Intellectual Property

Section 1.1(h) Books and Records

Section 1.02 Excluded Assets

Section 1.03 Assumed Liabilities

Section 1.05 Allocation Schedule

Exhibit A

Bill of Sale, Assignment and Assumption Agreement